EXHIBIT 5

                             [LETTERHEAD OF PWRW&G]

                                                        October 1, 1999

The Penn Traffic Company
1200 State Fair Boulevard
Syracuse, New York 13221-4737

Ladies and Gentlemen:

         We are special counsel to The Penn Traffic Company, a Delaware corporation (the "Company"), and we are rendering this opinion in connection with the proposed issuance of up to 2,547,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company under the Company's 1999 Equity Incentive Plan (the "1999 Plan") and the Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and the registration of the Shares on the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended.

         We have examined the Registration Statement and the prospectuses related to the 1999 Plan and the Directors' Plan. In addition, We have examined, and have relied as to matters of fact upon, original or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that the Shares have been duly authorized by the Company and, when issued in accordance with the terms of the 1999 Plan and Directors' Plan, will be validly issued, fully paid and nonassessable.

         Our opinion is limited to the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

         This opinion is furnished by us solely for your benefit as part of the transactions referred to in the Registration Statement and the prospectuses and may not be circulated to, or relied upon by, any other person. This opinion speaks only as of its date and we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other development of which we may become subsequently aware.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules promulgated under such Act..

                                        Very truly yours,


                                        /s/
                                        ----------------------------------------
                                        Paul, Weiss, Rifkind, Wharton & Garrison